UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2021

Seagen Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	SGEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 21, 2021, Seagen Inc. (the “Company”) entered into a lease agreement (the “Lease”) with DPIF2 WA 7 Mountain View, LLC (the “Landlord”) for an approximately 258,000 rentable square foot building complex (the “Building”) to be constructed by the Landlord on approximately 20.5 acres of land (the “Land”) located generally at 215 Shuksan Way, Everett, WA 98203. The Company intends to use the Building together with the Land (collectively, the “Premises”) for future laboratory, office and manufacturing space.

Unless earlier terminated, the term of the Lease (the “Initial Term”) will commence on the date when construction and delivery of the Building shell and related improvements by the Landlord (the “Landlord Work”) have been substantially completed (or the date such substantial completion would have occurred but for specified delays) and will expire 20 years thereafter, as determined in accordance with the Lease. Under the terms of the Lease, base rent is payable at an initial rate of $4,000,000 per year, subject to annual escalations of 3%, during the Initial Term. The Company will also be responsible for all operating expenses, as defined in the Lease, associated with the ownership, operation, maintenance, and repair of the Premises, subject to certain exclusions provided in the Lease. The Landlord agrees to provide an allowance of $40,395,000 (the “Allowance Amount”) for the design, development and substantial completion of the Landlord Work and, to the extent any funds are remaining after payment for all Landlord Work, for certain tenant improvements (any such remaining funds, the “Tenant Improvement Allowance”). The Company is responsible for tenant improvements in excess of the Tenant Improvement Allowance and certain costs for the Landlord Work that are in excess of the Allowance Amount and will be responsible for additional improvements to the Premises as it may require.

Subject to certain conditions, the Company has the option to renew the Lease for two additional terms of ten years each. In addition, subject to certain conditions, the Company has an option to purchase the Premises beginning on the earlier of the 24-month anniversary of the date when construction and delivery of the Landlord Work have been substantially completed or the date of a borrower default under certain loan documents related to Landlord’s mortgage financing. The purchase price under the option to purchase is calculated as the total base rent due during the second year of the Initial Term, divided by a pre-specified cap rate. In the event of a default of certain of the Company’s obligations under the Lease, the Landlord would have a right to terminate the Lease.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by the terms and conditions of the Lease, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2021.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant

The description set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety into this Item 2.03.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements related to the Company’s intent as to the use of the Premises and other statements that are not historical facts. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that the Company may be unable to use the Premises as intended and those other risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and future filings and reports by the Company. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Current Report on Form 8-K as a result of new information, future events or changes in its expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGEN INC.

Date: June 25, 2021	By:	/s/ Jean I. Liu
Jean I. Liu
Executive Vice President, Legal Affairs & General Counsel